ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Strategic Joint Venture
to Provide Deconstruction Work on Cell Towers in 13 States
- - -
Expected to generate approx. $1MM in pretax income for ADDvantage over the next year
- - -
Additional near-term opportunities expected in 2016 and 2017

BROKEN ARROW, Oklahoma, March 10, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced that, through a joint venture, the Company will support the deconstruction work on cell tower sites across 13 states on behalf of a major U.S. wireless provider. This joint venture is expected to generate approximately $1 million in pretax income for ADDvantage Technologies over the next year.

The strategic joint venture, YKTG Solutions, LLC, is with YKTG, LLC (“YKTG”).  Under the terms of the joint venture agreement, ADDvantage Technologies will own 49% of YKTG Solutions, LLC, while YKTG will own 51%.  ADDvantage Technologies will be responsible for the financing and the accounting for the deconstruction contract. In addition, Nave Communications, a subsidiary of ADDvantage Technologies, will provide warehouse storage space to stage the decommissioned equipment on a short-term basis.

“We continue to grow our operational capabilities and increase our scale across the U.S. to drive growth in our telecom business,” commented David Humphrey, President and CEO of ADDvantage Technologies. “We are proud to announce this strategic joint venture with YKTG as it opens a new opportunity for us in the service business.  We also anticipate generating additional revenues by processing decommissioned equipment received from this agreement through our recycling services program, and by selling additional equipment to this major U.S. wireless provider, utilizing our partnership with YKTG.”

“YKTG is excited to have ADDvantage Technologies as a strategic partner to work on our most recent multi-million dollar award to support the deconstruction program for a major wireless provider,” commented Roscoe C. Young II, Founder, President and CEO of YKTG.  “In addition, we hope to keep our relationship with ADDvantage in place to cover other near-term opportunities we expect to be awarded from other wireless and cable providers in 2016 and 2017.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

About YKTG, LLC
YKTG, LLC is a certified minority business enterprise and serves the commercial industry to include infrastructure construction projects.  YKTG's strategic approach focuses on engineering, procurement, construction and custom design builds for a wide range of solutions.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.